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                                                               EXHIBIT (l)(viii)

                               PURCHASE AGREEMENT

      Schwab Investments (the "Trust"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree as follows:

      1. The Trust hereby offers and Schwab hereby purchases one unit of beneficial interest in each class of shares of Series J, K, L, and M representing, respectively, an interest in the Schwab California Tax-Free YieldPlus Fund - Investors Shares, Schwab California Tax-Free YieldPlus Fund - Select Shares, Schwab Tax-Free YieldPlus Fund - Investor Shares, and Schwab Tax-Free YieldPlus Fund - Select Shares (the "Funds") at a price of $10.00 per Share each (such units of beneficial interest being hereafter collectively known as the "Shares"). Schwab hereby acknowledges purchase of the Shares and the Funds hereby acknowledge receipt from Schwab of funds in the amount of $40.00 total in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Funds.

      2. Schwab represents and warrants to the Funds that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

      3. The names "Schwab Investments" and "Trustees of Schwab Investments" refer, respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 26, 1990, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Schwab Investments" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

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      IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the 14th day of November 2004.

Attest:                                      SCHWAB INVESTMENTS

_____________                                By:     _____________________
                                             Name:   Stephen B. Ward
                                             Title:  Senior Vice President and
                                                     Chief Investment Officer

Attest:                                      CHARLES SCHWAB & CO., INC.

_____________                                By:     __________________________
                                             Name:   Fred Potts
                                             Title:  Senior Vice President